EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2024 EARNINGS
STRATEGIC ACTIONS DRIVE FURTHER IMPROVEMENTS IN FINANCIAL PERFORMANCE
NOVATO, CA, January 27, 2025 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," today announced earnings of $6.0 million for the fourth quarter of 2024, compared to $4.6 million for the third quarter of 2024. Diluted earnings per share were $0.38 for the fourth quarter of 2024, up 35.71% compared to $0.28 for the prior quarter.

“As expected, our strategic balance sheet repositioning and actions to reduce costs in 2024 positively impacted our fourth quarter results,” said Tim Myers, President and Chief Executive Officer. “We increased our net income and earnings per share, with both being bolstered by net interest margin expansion and decreased operating expenses. Our strong financial performance and prudent balance sheet management resulted in further increases in our capital ratios during the fourth quarter.

“Our lending teams are more consistently generating attractive opportunities that meet our disciplined underwriting and pricing criteria,” Myers added. “And while an elevated level of loan payoffs in the quarter impacted our total loan growth, they generated a higher level of originations and further built our pipeline of business and commercial real estate loans, generating significant momentum as we entered 2025. New loans are coming into our portfolio at higher rates than those being paid off, a trend we expect will further support our margin this year. Given the strength of our balance sheet, the higher level of productivity that we are seeing from our banking teams, and the positive trends in our net interest margin and operating leverage, we believe that we are well positioned to drive further improvement in our financial performance in the year ahead.”

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the fourth quarter 2024 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

Bancorp also provided the following highlights for the fourth quarter ended December 31, 2024:

•The fourth quarter tax-equivalent net interest margin improved 10 basis points over the preceding quarter to 2.80% from 2.70% largely due to reductions in deposit rates. Loan yields increased 9 basis points during the quarter but were offset by a 57 basis point decline in the yield on cash, resulting in an unchanged yield on earning assets of 4.04% despite a 50 basis point decline in short term market interest rates.
•Return on average assets ("ROA") increased to 0.63% for the fourth quarter of 2024, and return on average equity ("ROE") to 5.48%, compared to 0.48% and 4.17%, respectively. The efficiency ratio for the fourth quarter of 2024 improved to 65.53% from 75.18% last quarter.
•The average cost of deposits and of interest-bearing deposits decreased by 10 and 19 basis points, respectively, during the fourth quarter, contributing 10 basis points to the tax-equivalent net interest margin, due to strategic pricing adjustments with limited rate-related outflows, demonstrating the Bank's successful relationship banking model. Non-interest bearing deposits continued to make up a strong portion of total deposits at 43.5% as of December 31, 2024, compared to 44.5% last quarter.
•The loan portfolio continues to perform well, with classified loans at 2.17% of total loans, down from 2.51% last quarter. The Bank continues to proactively identify and manage credit risk within the loan portfolio.

•Non-accrual loans were 1.63% of total loans at quarter-end, down from 1.91% at September 30, 2024. The reduction in non-accrual balances included the substantial $4.7 million paydown from one commercial relationship.
•There was no provision for credit losses on loans in the fourth quarter or in the third quarter. The allowance for credit losses remained at 1.47% of total loans compared to prior quarter.
•Capital was above well-capitalized regulatory thresholds with total risk-based capital ratios of 16.54% and 16.13% as of December 31, 2024 for Bancorp and the Bank, respectively, compared to 16.40% and 15.82% as of September 30, 2024. Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.93% at December 31, 2024, and the Bank's TCE ratio was 9.64%. The Bancorp's TCE ratio, net of after-tax unrealized losses on held-to-maturity securities as if the losses were realized1, was 7.85% as of December 31, 2024.
•The Board of Directors declared a cash dividend of $0.25 per share on January 23, 2025, which was the 79th consecutive quarterly dividend paid by Bancorp. The dividend is payable on February 13, 2025 to shareholders of record at the close of business on February 6, 2025.

“As we have throughout our history, Bank of Marin maintained robust capital and liquidity levels, while diligently managing credit quality and operating expenses,” said Chief Financial Officer Dave Bonaccorso. “Our non-accrual and classified loans both declined in the fourth quarter. Given the stability in our portfolio, we did not record any provision for credit losses, but we continued to prudently maintain a prudent level of reserves as part of our proactive and conservative approach to credit administration. Our non-interest expense, meanwhile, decreased meaningfully in the fourth quarter, while our targeted staffing adjustments earlier in the year positioned us to make investments in technology and revenue-producing talent that we believe will help drive further earnings improvement in 2025.

"For 2024, we experienced a net loss of $8.4 million as a result of our balance sheet restructuring efforts. As disclosed previously, this repositioning allowed us to sell lower yielding investments to reduce borrowings and provide liquidity to be deployed in higher earning assets that has improved our earnings."

Loans and Credit Quality

Loans decreased by $6.8 million for the fourth quarter and totaled $2.083 billion as of December 31, 2024 compared to $2.090 billion as of September 30, 2024. Organic originations totaled $47.1 million for the fourth quarter of 2024, compared to $28.2 million for the third quarter. Prior quarter also included the $35.7 million residential real estate loan pool purchase. Loans increased $9.5 million during the year ended December 31, 2024, compared to a $18.8 million decrease during the prior year. Excluding the loan pool purchase noted above, loan originations totaled $152.6 million for the year ended December 31, 2024, compared to $144.1 million for the prior year.

Loan payoffs remain elevated at $36.7 million for the fourth quarter of 2024, compared to $30.9 million for the prior quarter. The increase quarter over quarter was mostly the result of construction project completions and payoffs in the residential mortgage pool, while the commercial real estate portfolio saw a modest decline in payoffs. In addition, $17.2 million of loan amortization from scheduled repayments, net of credit line utilization, contributed to the decline in loan balances for the quarter ended December 31, 2024. Payoffs were $120.6 million in the year ended December 31, 2024, compared to $107.1 million, excluding $2.7 million in PPP loan payoffs, for the same period in 2023.

Non-accrual loans totaled $33.9 million, or 1.63% of the loan portfolio, at December 31, 2024, compared to $39.9 million, or 1.91%, at September 30, 2024. The $6.0 million decrease resulted from a $4.7 million payment on a commercial relationship and the remaining $1.3 million from paydowns on several smaller relationships. Of the total non-accrual loans as of December 31, 2024, approximately 56% were paying as agreed, 91% were real estate secured, and all are being closely managed and monitored.

1 Refer to the discussion and reconciliation of this non-GAAP financial measure in the section below entitled Statement Regarding Use of Non-GAAP Financial Measures.

The Bank continues to uphold its conservative underwriting standards. In response to current market conditions, we continue to closely monitor our portfolio for signs of potential weakness to ensure proactive risk management and actively work towards a resolution on our Classified loans. Classified loans decreased by 14.0% or $7.3 million to $45.1 million as of December 31, 2024, compared to $52.4 million as of September 30, 2024. The decrease was largely due to the decline in non-accrual balances as discussed previously in addition to a $2.0 million relationship upgraded to special mention. Downgrades to Classified during the quarter were nominal consisting of seven small loans totaling less than $1.0 million in aggregate.

Accruing loans past due 30 to 89 days totaled $2.2 million at December 31, 2024, down from $6.9 million at September 30, 2024.

Loans designated special mention, which are not considered adversely classified, increased by $19.4 million to $108.9 million as of December 31, 2024, from $89.5 million as of September 30, 2024. The increase was largely due to one $15.3 million recently completed construction loan that will be marketed for sale or paid down to a conforming debt service level, a $3.0 million commercial real estate loan with recent vacancies but with strong sponsorship and the $2.0 million upgrade of a relationship from classified, as mentioned previously. All loans in this category continue to pay as agreed.

Net charge-offs for the fourth quarter of 2024 totaled $19 thousand, compared to none in the prior quarter.

There was no provision for credit losses on loans in either the fourth or the third quarter of 2024. In the fourth quarter, individual reserves were reduced due to payoffs and paydowns, growth in multifamily, owner-occupied, and non-owner occupied commercial real estate was offset by declines in residential real estate, non-owner occupied commercial real estate office, and commercial loans, and prepayment and curtailment rates decreased modestly across major segments. These reductions were offset by a marginal deterioration in unemployment and GDP overall forecast, resulting in no provision for the quarter. In the prior quarter, minor qualitative risk factor adjustments and loan growth in several segments with lower reserve rates were offset by balance declines in other segments with higher reserve rates, as well as a slight improvement in the economic forecast. There was no provision for credit losses on unfunded loan commitments in the fourth quarter of 2024 compared to a reversal of $233 thousand in the prior quarter.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $137.3 million at December 31, 2024, compared to $229.2 million at September 30, 2024. The $91.9 million reduction was a result of the seasonal outflow of deposits and investment security purchases, as described below.

Investments

The investment securities portfolio totaled $1.267 billion at December 31, 2024, an increase of $9.7 million from September 30, 2024. The increase was primarily the result of $30.3 million available-for-sale securities purchases, offset by principal repayments and maturities totaling $14.5 million and a $6.9 million increase in unrealized losses on available-for-sale securities. Both the available-for-sale and held-to-maturity portfolios are eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing. The portfolios are comprised of high credit quality investments with average effective durations of 3.41 on available-for-sale securities and 5.46 on held-to-maturity securities. Both portfolios generate cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. Those cash flows totaled $22.2 million and $31.9 million in the fourth and third quarters of 2024, respectively.

Deposits

Deposits totaled $3.220 billion at December 31, 2024, compared to $3.309 billion at September 30, 2024. The decline in deposits was mostly due to seasonal and planned year-end business activities or unique events, such as payroll, profit-sharing, partner and trust distributions, substantial year-end vendor payments, and traditional business expenses. Non-interest bearing deposits made up 43.5% of total deposits as of December 31, 2024, compared to 44.5% as of September 30, 2024. The Bank's competitive and balanced approach to relationship management including focused outreach and business development generated over 1,000 new accounts during the fourth quarter, 43% of which were new relationships (excluding new reciprocal accounts). Balances in the reciprocal deposit network program decreased $37.2 million during the quarter to $404.0 million, and estimated uninsured deposits consisted of 29% of total deposits as of December 31, 2024.

Borrowing and Liquidity

At December 31, 2024, the Bank had no outstanding borrowings, consistent with September 30, 2024. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities, and total available borrowing capacity, were $1.849 billion, or 57% of total deposits and 197% of estimated uninsured and/or uncollateralized deposits as of December 31, 2024.

The following table details the components of our contingent liquidity sources as of December 31, 2024.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$111.1	N/A	$111.1
Unencumbered securities at market value	306.8	N/A	306.8
External Sources
FHLB line of credit	948.1	$—	948.1
FRB line of credit	358.0	—	358.0
Lines of credit at correspondent banks	125.0	—	125.0
Total Liquidity	$1,849.0	$—	$1,849.0
1 Excludes cash items in transit as of December 31, 2024.
Note: Brokered deposits available through third-party networks are not included above.

Capital Resources

The total risk-based capital ratio for Bancorp was 16.54% at December 31, 2024, compared to 16.40% at September 30, 2024. The total risk-based capital ratio for the Bank was 16.13% at December 31, 2024, compared to 15.82% at September 30, 2024.

Bancorp's tangible common equity to tangible assets was 9.93% at December 31, 2024, compared to 9.72% at September 30, 2024. The TCE ratio increased quarter over quarter due to the reduction in total assets. The Bank's capital plan and point-in-time capital stress tests indicate that capital ratios will remain above well-capitalized regulatory and internal policy minimums throughout the five-year forecast horizon and across various stress scenarios such as additional unrealized losses on the investment portfolio, additional deposit growth or decline, loan credit quality deterioration, and potential share repurchases.

Earnings

Net Interest Income

Net interest income totaled $25.2 million for the fourth quarter of 2024, compared to $24.3 million for the prior quarter. The $1.0 million increase from the prior quarter was primarily related to an increase of $1.2 million in interest income on loans and investment securities and a decrease of $804 thousand in interest expense on deposits, partially offset by a $1.0 million decrease in interest income on due from banks.

Net interest income totaled $94.7 million in 2024, compared to $102.8 million in 2023. The $8.1 million decrease from the prior year was primarily due to higher deposit costs of $21.2 million, partially offset by the reduction of $11.3 million in borrowing costs.

The tax-equivalent net interest margin was 2.80% for the fourth quarter of 2024, compared to 2.70% for the prior quarter. The increase from the prior quarter was primarily due to the reduction in cost of deposits and the increased yield on loans and investment securities, partially offset by the reduction in earnings on due from banks resulting from both lower average balances and lower rates given the Federal Funds rate cuts.

The tax-equivalent net interest margin was 2.63% for 2024, consistent with 2023. Higher yields on loans increased the margin by 31 basis points, while higher deposit costs contributed a 64 basis point reduction. In addition, the year's balance sheet restructuring activities affected the borrowings, interest-bearing cash and investments factors with contributions of 27, 13 and (7) basis points, respectively.

Non-Interest Income

Non-interest income was $2.8 million for the fourth quarter of 2024, compared to $2.9 million for the third quarter of 2024. The $135 thousand decrease from the prior quarter was primarily attributed to one customer's trust assets being disbursed within wealth management and trust services in the fourth quarter in addition to a substantial final fee recognized in the third quarter and not repeated in the fourth.

Non-interest income showed a loss of $21.4 million for 2024, a $26.3 million decrease from $5.0 million for 2023. The decrease in 2024 was primarily due to the $32.5 million net loss on sale of available-for-sale investment securities in the second quarter related to our balance sheet restructuring previously discussed. Excluding losses on sale of securities in both years, non-interest income increased by $299 thousand, which included a $275 thousand year-over-year increase in wealth management and trust services income.

Non-Interest Expense

Non-interest expenses totaled $18.3 million for the fourth quarter of 2024, compared to $20.4 million for the prior quarter, a decrease of $2.1 million. Salaries and related benefits decreased $1.4 million, largely due to incentive bonus and profit sharing accrual adjustments, and a decrease in stock-based compensation for performance awards due to revised payout estimates. Also contributing to the decline in the fourth quarter was the third quarter legal resolution of a Private Attorneys General Act / putative class action lawsuit of approximately $615 thousand.

Non-interest expenses increased $2.3 million to $81.8 million in 2024 from $79.5 million in 2023. Significant fluctuations were as follows:

•Professional services expenses increased by $1.5 million, mainly from the legal resolution of a Private Attorneys General Act / putative class action lawsuit of $615 thousand and $354 thousand in the new loan operating system platform and implementation costs.
•Salaries and employee benefits increased by $1.2 million primarily due to the filling of open positions and the hiring of several key employees and officers, higher insurance costs, and lower deferred loan origination costs. Increases to salaries and employee benefits were partially offset by a decrease in profit sharing expense mainly from accrual adjustments, a decrease in accrued incentive bonuses, and a decrease in stock-based compensation from changes in award structure and estimated performance award payouts.
•Deposit network fees increased by $743 thousand.
•Depreciation and amortization expenses decreased by $632 thousand, mainly from the acceleration of lease-related costs for branch closures in 2023.
•Amortization of the core deposit intangible decreased by $375 thousand.

Statement Regarding Use of Non-GAAP Financial Measures

Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given industry turmoil that largely began in the first quarter of 2023, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on held-to-maturity securities provides useful supplemental information to investors because it reflects the level of capital remaining after a hypothetical liquidation of the entire securities portfolio. In addition, management believes that providing selected financial measures excluding the loss on sale of securities discussed above is useful to investors as the strategic short-term loss taken for long-term profitability makes the operational performance difficult to compare to other periods. Because there are limits to the usefulness of this or any other non-GAAP measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, unaudited)		December 31, 2024	September 30, 2024	December 31, 2023
Tangible Common Equity - Bancorp
Total stockholders' equity		$435,407	$436,960	$439,062
Goodwill and core deposit intangible		(75,546)	(75,782)	(76,520)
Total TCE	a	359,861	361,178	362,542
Unrealized losses on HTM securities, net of tax[1]		(89,171)	(70,837)	(86,500)
Unrealized losses on HTM securities included in AOCI, net of tax[2]		7,701	7,951	8,761
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$278,391	$298,292	$284,803
Total assets		$3,701,335	$3,792,833	$3,803,903
Goodwill and core deposit intangible		(75,546)	(75,782)	(76,520)
Total tangible assets	c	3,625,789	3,717,051	3,727,383
Unrealized losses on HTM securities, net of tax[1]		(89,171)	(70,837)	(86,500)
Unrealized losses on HTM securities included in AOCI, net of tax[2]		7,701	7,951	8,761
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	d	$3,544,319	$3,654,165	$3,649,644
Bancorp TCE ratio	a / c	9.9%	9.7%	9.7%
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / d	7.9%	8.2%	7.8%
Tangible Book Value Per Share
Common shares outstanding	e	16,089	16,083	16,158
Book value per share		$27.06	$27.17	$27.17
Tangible book value per share	a / e	$22.37	$22.46	$22.44
[1] Unrealized losses on held-to-maturity securities as of December 31, 2024, September 30, 2024, and December 31, 2023 of $126.6 million, $100.6 million, and $122.8 million, respectively, including the unrealized losses that resulted from the transfer of securities from AFS to HTM, net of an estimated $37.4 million, $29.8 million, and $36.3 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56%.
[2] The remaining unrealized losses that resulted from the transfer of securities from AFS to HTM, net of an estimated $3.2 million, $3.3 million, and $3.7 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56% are added back as they are already included in AOCI.

(in thousands, except per share amounts; unaudited)	Years ended
Net (loss) income	December 31, 2024	December 31, 2023
Net (loss) income (GAAP)	$(8,409)	$19,895
Adjustments:
Losses on sale of investment securities from portfolio repositioning	32,542	5,893
Related income tax benefit	(9,619)	(1,742)
Adjustments, net of taxes	22,923	4,151
Comparable net income (non-GAAP)	$14,514	$24,046
Diluted (loss) earnings per share
Weighted average diluted shares	16,042	16,026
Diluted (loss) earnings per share (GAAP)	$(0.52)	$1.24
Comparable diluted earnings per share (non-GAAP)	$0.90	$1.50
Return on average assets
Average assets	$3,773,882	$4,077,707
Return on average assets (GAAP)	(0.22)%	0.49%
Comparable return on average assets (non-GAAP)	0.38%	0.59%
Return on average equity
Average stockholders' equity	$435,070	$423,784
Return on average equity (GAAP)	(1.93)%	4.69%
Comparable return on average equity (non-GAAP)	3.34%	5.67%
Efficiency ratio
Non-interest expense	$81,818	$79,481
Net interest income	$94,660	$102,761
Non-interest income (GAAP)	$(21,360)	$4,989
Losses on sale of investment securities from portfolio repositioning	32,542	5,893
Non-interest income (non-GAAP)	$11,182	$10,882
Efficiency ratio (GAAP)	111.62%	73.76%
Comparable efficiency ratio (non-GAAP)	77.30%	69.94%

Share Repurchase Program

On July 21, 2023, the Board of Directors approved the adoption of Bancorp's share repurchase program for up to $25.0 million and expiring on July 31, 2025. Bancorp repurchased 220,000 shares totaling $4.2 million at an average price of $19.21 per share in the third quarter of 2024 and the year ending December 31, 2024. There were no repurchases in the fourth quarter of 2024 or in 2023.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its fourth quarter and year-end 2024 earnings call on Monday, January 27, 2025 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.7 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and eight commercial banking offices serving Northern California. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003, was inducted into NorthBay Biz’s “Best of” Hall of Fame in 2024, and ranked top 10 in Sacramento Business Journal’s Corporate Direct Giving List for philanthropic efforts in 2023. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts such as Russia's military action in Ukraine and more recently between Israel and Hamas, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(BMRC-ER)

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended		Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Selected operating data and performance ratios:
Net income (loss)	$6,001	$4,570	$(8,409)	$19,895
Diluted earnings (loss) per common share	$0.38	$0.28	$(0.52)	$1.24
Return on average assets	0.63%	0.48%	(0.22)%	0.49%
Return on average equity	5.48%	4.17%	(1.93)%	4.69%
Efficiency ratio	65.53%	75.18%	111.62%	73.76%
Tax-equivalent net interest margin	2.80%	2.70%	2.63%	2.63%
Cost of deposits	1.36%	1.46%	1.41%	0.74%
Cost of funds	1.36%	1.46%	1.42%	1.02%
Net charge-offs	$19	$—	$66	$386
Net charge-offs to average loans	NM	NM	NM	0.02%

(in thousands; unaudited)		December 31, 2024	September 30, 2024	December 31, 2023
Selected financial condition data:
Total assets		$3,701,335	$3,792,833	$3,803,903
Loans:
Commercial and industrial		$152,263	$160,390	$153,750
Real estate:
Commercial owner-occupied		321,962	318,712	333,181
Commercial non--owner occupied		1,273,596	1,266,377	1,219,385
Construction		36,970	39,326	99,164
Home equity		88,325	86,479	82,087
Other residential		143,207	150,573	118,508
Installment and other consumer loans		66,933	68,234	67,645
Total loans		$2,083,256	$2,090,091	$2,073,720
Non-accrual loans: [1]
Commercial and industrial		$2,845	$7,483	$4,008
Real estate:
Commercial owner-occupied		1,537	1,578	434
Commercial non-owner occupied		28,525	29,229	3,081
Home equity		752	1,161	469
Installment and other consumer loans		222	432	—
Total non-accrual loans		$33,881	$39,883	$7,992
Classified loans (graded substandard and doubtful)		$45,104	$52,430	$32,324
Classified loans as a percentage of total loans		2.17%	2.51%	1.56%
Total accruing loans 30-89 days past due		$2,231	$6,886	$1,017
Total loans 90 days or more past due and accruing interest [1]		$—	$—	$—
Allowance for credit losses to total loans		1.47%	1.47%	1.21%
Allowance for credit losses to non-accrual loans		0.90x	0.77x	3.15x
Non-accrual loans to total loans		1.63%	1.91%	0.39%
Total deposits		$3,220,015	$3,309,249	$3,290,075
Loan-to-deposit ratio		64.70%	63.16%	63.03%
Stockholders' equity		$435,407	$436,960	$439,062
Book value per share		$27.06	$27.17	$27.17
Tangible book value per share		$22.37	$22.46	$22.44
Tangible common equity to tangible assets- Bank		9.64%	9.32%	9.53%
Tangible common equity to tangible assets- Bancorp		9.93%	9.72%	9.73%
Total risk-based capital ratio - Bank		16.13%	15.82%	16.62%
Total risk-based capital ratio - Bancorp		16.54%	16.40%	16.89%
Full-time equivalent employees		285	288	329
[1] There were no non-performing loans over 90 days past due and accruing interest as of December 31, 2024 September 30, 2024 and December 31, 2023.
NM - Not meaningful.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
As of December 31, 2024, September 30, 2024 and December 31, 2023

(in thousands, except share data; unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
Assets
Cash, cash equivalents and restricted cash	$137,304	$229,172	$30,453
Investment securities:
Held-to-maturity (at amortized cost, net of zero allowance for credit losses at December 31, 2024, September 30, 2024, and December 31, 2023 )	879,199	888,804	925,198
Available-for-sale (at fair value; amortized cost of $419,292, $393,066 and $613,479 at December 31, 2024, September 30, 2024 and December 31, 2023, respectively; net of zero allowance for credit losses at December 31, 2024, September 30, 2024 and December 31, 2023)	387,534	368,188	552,028
Total investment securities	1,266,733	1,256,992	1,477,226
Loans, at amortized cost	2,083,256	2,090,091	2,073,720
Allowance for credit losses on loans	(30,656)	(30,675)	(25,172)
Loans, net of allowance for credit losses on loans	2,052,600	2,059,416	2,048,548
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	71,026	70,595	68,102
Operating lease right-of-use assets	19,025	19,745	20,316
Bank premises and equipment, net	6,832	7,010	7,792
Core deposit intangible, net	2,792	3,028	3,766
Interest receivable and other assets	72,269	74,121	74,946
Total assets	$3,701,335	$3,792,833	$3,803,903
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,399,900	$1,473,379	$1,441,987
Interest bearing:
Transaction accounts	198,301	181,001	225,040
Savings accounts	225,691	222,588	233,298
Money market accounts	1,153,746	1,156,483	1,138,433
Time accounts	242,377	275,798	251,317
Total deposits	3,220,015	3,309,249	3,290,075
Borrowings and other obligations	154	193	26,298
Operating lease liabilities	21,509	22,278	22,906
Interest payable and other liabilities	24,250	24,153	25,562
Total liabilities	3,265,928	3,355,873	3,364,841
Stockholders' Equity
Preferred stock, no par value; authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value; authorized - 30,000,000 shares; issued and outstanding - 16,089,454, 16,082,881 and 16,158,413 at December 31, 2024, September 30, 2024 and December 31, 2023, respectively	215,511	215,465	217,498
Retained earnings	249,964	247,983	274,570
Accumulated other comprehensive loss, net of tax	(30,068)	(26,488)	(53,006)
Total stockholders' equity	435,407	436,960	439,062
Total liabilities and stockholders' equity	$3,701,335	$3,792,833	$3,803,903

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Interest income
Interest and fees on loans	$25,872	$25,483	$24,964	$101,484	$98,505
Interest on investment securities	8,377	7,594	9,289	33,075	38,660
Interest on federal funds sold and due from banks	2,227	3,242	1,170	6,714	2,329
Total interest income	36,476	36,319	35,423	141,273	139,494
Interest expense
Interest on interest-bearing transaction accounts	327	339	278	1,201	1,036
Interest on savings accounts	556	565	322	2,003	867
Interest on money market accounts	8,110	8,714	7,188	33,914	18,553
Interest on time accounts	2,252	2,431	1,991	9,254	4,715
Interest on borrowings and other obligations	1	1	1,380	241	11,562
Total interest expense	11,246	12,050	11,159	46,613	36,733
Net interest income	25,230	24,269	24,264	94,660	102,761
Provision for (reversal of) credit losses on loans	—	—	1,300	5,550	2,575
Reversal of credit losses on unfunded loan commitments	—	(233)	—	(233)	(342)
Net interest income after provision for (reversal of) credit losses	25,230	24,502	22,964	89,343	100,528
Non-interest income
Wealth management and trust services	576	706	560	2,420	2,145
Service charges on deposit accounts	551	543	522	2,164	2,083
Earnings on bank-owned life insurance, net	432	426	364	1,714	1,802
Debit card interchange fees, net	426	423	373	1,701	1,831
Dividends on Federal Home Loan Bank stock	370	365	349	1,478	1,265
Merchant interchange fees, net	80	67	119	324	496
(Losses) gains on investment securities, net	—	1	(5,907)	(32,541)	(5,893)
Other income	318	357	337	1,380	1,260
Total non-interest income	2,753	2,888	(3,283)	(21,360)	4,989
Non-interest expense
Salaries and employee benefits	9,413	10,822	10,361	44,683	43,448
Occupancy and equipment	2,127	2,097	1,939	8,242	8,306
Professional services	1,129	1,879	921	5,129	3,598
Data processing	1,096	1,051	1,081	4,222	4,057
Deposit network fees	838	927	940	3,526	2,783
Federal Deposit Insurance Corporation insurance	420	582	454	1,863	1,878
Information technology	432	404	431	1,686	1,569
Depreciation and amortization	341	358	393	1,466	2,098
Directors' expense	297	293	319	1,213	1,212
Amortization of core deposit intangible	237	241	330	975	1,350
Charitable contributions	30	30	10	677	717
Other real estate owned	—	—	—	—	48
Other expense	1,978	1,733	2,110	8,136	8,417
Total non-interest expense	18,338	20,417	19,289	81,818	79,481
Income (loss) before provision for income taxes	9,645	6,973	392	(13,835)	26,036
Provision for income taxes	3,644	2,403	(218)	(5,426)	6,141
Net income (loss)	$6,001	$4,570	$610	$(8,409)	$19,895
Net income (loss) per common share:
Basic	$0.38	$0.28	$0.04	$(0.52)	$1.24
Diluted	$0.38	$0.28	$0.04	$(0.52)	$1.24
Weighted average common shares:
Basic	15,941	16,038	16,040	16,042	16,012
Diluted	15,967	16,066	16,052	16,042	16,026
Comprehensive income (loss):
Net income (loss)	$6,001	$4,570	$610	$(8,409)	$19,895
Other comprehensive income (loss):
Change in net unrealized gains or losses on available-for-sale securities	(6,880)	8,041	28,865	(2,848)	20,358
Reclassification adjustment for losses (gains) on available-for-sale securities included in net income	—	(1)	5,907	32,541	8,700
Reclassification adjustment for gains or losses for fair value hedges	1,444	(1,584)	(1,726)	1,359	(1,359)
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	—	—	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	355	385	418	1,504	1,743
Other comprehensive income (loss), before tax	(5,081)	6,841	33,464	32,556	29,442
Deferred tax expense (benefit)	(1,501)	2,022	9,890	9,618	8,702
Other comprehensive income (loss), net of tax	(3,580)	4,819	23,574	22,938	20,740
Total comprehensive income (loss)	$2,421	$9,389	$24,184	$14,529	$40,635

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2024			September 30, 2024			December 31, 2023
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$183,597	$2,227	4.75%	238,378	$3,242	5.32%	$84,864	$1,170	5.40%
Investment securities [2,3]	1,281,545	8,443	2.64%	1,207,545	7,661	2.54%	1,625,084	9,368	2.31%
Loans [1,3,4,5]	2,081,781	25,979	4.88%	2,091,146	25,588	4.79%	2,072,654	25,081	4.73%
Total interest-earning assets [1]	3,546,923	36,649	4.04%	3,537,069	36,491	4.04%	3,782,602	35,619	3.68%
Cash and non-interest-bearing due from banks	36,762			37,448			35,572
Bank premises and equipment, net	6,936			7,181			8,027
Interest receivable and other assets, net	178,978			181,962			128,587
Total assets	$3,769,599			$3,763,660			$3,954,788
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$183,640	$327	0.71%	$177,929	$339	0.76%	$228,168	$278	0.48%
Savings accounts	223,978	556	0.99%	227,179	565	0.99%	245,712	322	0.52%
Money market accounts	1,167,242	8,110	2.76%	1,147,786	8,714	3.02%	1,105,286	7,188	2.58%
Time accounts, including CDARS	257,096	2,252	3.49%	267,637	2,431	3.61%	244,661	1,991	3.23%
Borrowings and other obligations [1]	168	1	2.52%	206	1	2.32%	104,855	1,380	5.15%
Total interest-bearing liabilities	1,832,124	11,246	2.44%	1,820,737	12,050	2.63%	1,928,682	11,159	2.30%
Demand accounts	1,452,966			1,460,011			1,556,437
Interest payable and other liabilities	48,547			47,267			48,322
Stockholders' equity	435,962			435,645			421,347
Total liabilities & stockholders' equity	$3,769,599			$3,763,660			$3,954,788
Tax-equivalent net interest income/margin [1,3]		$25,403	2.80%		$24,441	2.70%		$24,460	2.53%
Reported net interest income/margin [1]		$25,229	2.78%		$24,269	2.68%		$24,264	2.51%
Tax-equivalent net interest rate spread			1.60%			1.41%			1.38%

				Year ended			Year ended
				December 31, 2024			December 31, 2023
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]				$128,752	$6,714	5.13%	$42,864	$2,329	5.36%
Investment securities [2,3]				1,361,859	33,349	2.45%	1,753,708	39,100	2.23%
Loans [1,3,4,5]				2,074,971	101,912	4.83%	2,099,719	99,018	4.65%
Total interest-earning assets [1]				3,565,582	141,975	3.92%	3,896,291	140,447	3.56%
Cash and non-interest-bearing due from banks				36,692			37,868
Bank premises and equipment, net				7,310			8,348
Interest receivable and other assets, net				164,298			135,200
Total assets				$3,773,882			$4,077,707
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$193,456	$1,201	0.62%	$240,524	$1,036	0.43%
Savings accounts				227,061	2,003	0.88%	281,611	867	0.31%
Money market accounts				1,155,016	33,914	2.94%	1,013,620	18,553	1.83%
Time accounts, including CDARS				262,482	9,254	3.53%	191,056	4,715	2.47%
Borrowings and other obligations [1]				4,628	241	5.13%	221,623	11,562	5.15%
Total interest-bearing liabilities				1,842,643	46,613	2.53%	1,948,434	36,733	1.89%
Demand accounts				1,448,346			1,656,047
Interest payable and other liabilities				47,823			49,442
Stockholders' equity				435,070			423,784
Total liabilities & stockholders' equity				$3,773,882			$4,077,707
Tax-equivalent net interest income/margin [1,3]					$95,362	2.63%		$103,714	2.63%
Reported net interest income/margin [1]					$94,660	2.61%		$102,761	2.60%
Tax-equivalent net interest rate spread						1.39%			1.67%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2024 and 2023.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] Net loan origination (costs) fees included in interest income totaled $(1.6) million, $(1.3) million, and $1.1 million in 2024, 2023, and 2022, respectively.